Filed Pursuant to Rule 433

Registration Statement No. 333-158199-10

August 10, 2009

$2,000,000,000

5.300% SENIOR NOTES DUE 2019

FINAL TERMS AND CONDITIONS

Issuer:	Credit Suisse, acting through its New York Branch
Note type:	Senior Fixed-Rate Notes
Ratings:	Moody’s: Aa1 (Outlook Negative) Standard & Poor’s: A+ (Outlook Stable) Fitch: AA- (Outlook Negative)
Minimum denomination:	$100,000 x $1,000
Trade date:	August 10, 2009
Settlement date:	August 13, 2009 (T+3)
Maturity date:	August 13, 2019
Principal amount:	$2,000,000,000
Benchmark:	UST 3.125% due May 15, 2019
Benchmark yield and price:	3.761% or 94 – 27
Re-offer spread:	T + 155 bps
Re-offer yield to maturity:	5.311%
Coupon:	5.300%
Public offering price:	99.916%
Gross spread:	0.450%
Net proceeds to Issuer:	$1,989,320,000
Interest payment dates:	February 13th and August 13th. First payment on February 13, 2010.
Day count:	30/360
CUSIP:	22546QAC1
ISIN:	US22546QAC15
Sole bookrunner (92%):	Credit Suisse Securities (USA) LLC
Co-managers (0.5% each):

Banc of America Securities LLC

BB&T Capital Markets, a division of Scott & Stringfellow, Inc.

BNY Mellon Capital Markets, LLC

Citigroup Global Markets Ltd.

Comerica Securities, Inc.

DZ Financial Markets LLC

Fifth Third Securities, Inc.

KeyBanc Capital Markets Inc.

Morgan Keegan & Company, Inc.

Popular Securities, Inc.

RBC Capital Markets

SunTrust Robinson Humphrey, Inc.

U.S. Bancorp Investments, Inc.

Wells Fargo Securities LLC

Junior co-managers (0.25% each):	Aladdin Capital LLC MFR Securities, Inc. Samuel A. Ramirez & Company, Inc. Trilon International Inc.

The issuer has filed a registration statement, including a prospectus, a prospectus supplement, and a preliminary pricing supplement with the SEC for the offering to which this communication relates. Before you invest, you should read each of these documents and the other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037.

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